Exhibit 99.I1

July [__], 2008

AFBA 5Star Funds

909 N. Washington Street

Alexandria, Virginia 22314

Re:	Reorganization of AFBA 5Star Fund, Inc., a Maryland Corporation, into AFBA 5Star Funds, a Delaware Statutory Trust

Ladies and Gentlemen:

We have acted as counsel to AFBA 5Star Fund, Inc., a Maryland corporation (“AFBA-MD”), and AFBA 5Star Funds, a Delaware statutory trust (“AFBA-DE”), in connection with the Agreement and Plan of Reorganization by and between AFBA-DE and AFBA-MD, dated as of March 31, 2008 (the “Plan”). The Plan provides for a transaction (“Reorganization”) involving the transfer of all of the assets of AFBA-MD, subject to AFBA-MD’s liabilities, to AFBA-DE in exchange for shares of beneficial interest, without par value, of each class of each series of AFBA-DE that equal the number of shares of the corresponding class and series of shares of common stock, with a par value of $1.00, of AFBA-MD outstanding immediately prior to the Closing (as defined in the Plan) on the Effective Date of the Reorganization (as defined in the Plan). After such exchange, shares of the corresponding class and series of AFBA-DE equal to the number of shares of the corresponding class and series of shares of AFBA-MD that each shareholder of AFBA-MD holds immediately prior to the Closing (as defined in the Plan) on the Effective Date of the Reorganization are to be distributed to such shareholder, subject to the terms and conditions specified in the Plan, followed by the liquidation and dissolution of AFBA-MD. This opinion is provided in accordance with Section 3(e) of the Plan.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

A.	The Plan as executed, certified as true and correct on the date hereof by an officer of AFBA-MD;

B.	The Articles of Incorporation of AFBA-MD, as amended and supplemented to date, and as certified as true and correct on the date hereof by an officer of AFBA-MD;

C.	The By-Laws of AFBA-MD, as amended to date, and certified as true and correct on the date hereof by an officer of AFBA-MD;

D.	Certain minutes of proceedings of the Board of Directors of AFBA-MD, including resolutions adopted by such Board in meetings of such Board, certified as materially true and correct on the date hereof by an officer of AFBA-MD;

AFBA 5Star Funds

July [__], 2008

E.	The Proxy Statements circulated in connection with the most recent Special Annual Meetings of Shareholders of AFBA-MD, held on October 26, 2007 and March 31, 2008, together with the Notices of Special Annual Meetings of Shareholders of AFBA-MD relating thereto, as well as certain minutes of such Special Annual Meetings of Shareholders, certified as materially true and correct on the date hereof by an officer of AFBA-MD;

F.	AFBA-MD’s registration statement on Form N-1A and notification of registration on Form N-8A, both as current prior to amendment and adoption by, and as amended and adopted by, AFBA-DE, each as filed with the U.S. Securities and Exchange Commission; and

G.	A certificate of good standing of AFBA-MD issued by the Secretary of State of Maryland as of a recent date, which has been confirmed as to the good standing of AFBA-MD on the date hereof, in writing by CT Corporation.

We have assumed, and therefore have not verified independently, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We are relying on certificates of the officers of AFBA-MD with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of AFBA-MD. Other than our review of the documents set forth above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion. We make no representations as to the scope or sufficiency of our document review for your purposes.

We have assumed that (i) the execution, delivery and performance of the Plan by each of the parties thereto does not and will not conflict with, result in a breach of, or constitute a default or require any consent under, any material agreement, indenture or instrument to which such party is a party or by which such party is bound, (ii) the execution, delivery and performance of the Plan by each of the parties thereto does not and will not violate or conflict with any provision of any judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its respective property, and (iii) no action other than the authorization, execution and delivery of the Plan, the authorization and approval of the Reorganization and the closing of the Reorganization pursuant thereto, has been taken to dissolve or terminate AFBA-DE or AFBA-MD.

The opinions hereinafter expressed are subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter in effect affecting generally the enforcement of creditors’ rights and to general equitable principles or any principles of public policy limiting the right to enforce indemnification provisions. In connection with the opinions expressed in paragraph 3 below with respect to the legality, validity and binding nature of the Plan, we express no opinion as to the remedies conferred upon any party by the Plan or the remedy that any court, other governmental body or agency, or arbitrator may grant, impose, or render.

The following opinions are limited to the Federal securities laws of the United States of America and the laws of the State of Maryland. The following opinions are given only with respect to laws, regulations or orders that are currently in effect.

AFBA 5Star Funds

July [__], 2008

Based upon and subject to the foregoing and the following, it is our opinion that as of the date hereof:

(1)	AFBA-MD is duly incorporated, legally existing and in good standing under the laws of the State of Maryland; and

(2)	The Plan, the transactions contemplated thereby and the execution and delivery of the Plan have been duly authorized and approved by all requisite corporate action of AFBA-MD and, assuming that the Plan has been duly executed and delivered by AFBA-MD, the Plan is a legal, valid and binding agreement of AFBA-MD in accordance with its terms.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur whether the same are retroactively or prospectively applied. This opinion is being provided to you, AFBA-DE, only and may not be published by you or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

Very truly yours,